Exhibit 99.1

DOUBLECLICK INVESTOR CONTACT:	Jason McGruder
Director, Investor Relations
212-381-5182

DOUBLECLICK PRESS CONTACT:	Jennifer Miller
VP, Corporate Communications
212-381-5705

DoubleClick Inc. Stockholders Approve Merger Agreement

NEW YORK, NY, July 12, 2005 – DoubleClick Inc. (NASDAQ: DCLK), the leading provider of data and technology solutions for marketers, advertising agencies and web publishers, announced today that its stockholders voted to adopt the merger agreement providing for the acquisition of DoubleClick by an affiliate of the private equity investment firms of Hellman & Friedman LLC and JMI Equity at DoubleClick’s annual meeting of stockholders held today in New York, New York. Approximately 90% of stockholders present and voting voted in favor of adopting the merger agreement. The number of shares voting to adopt the merger agreement represented approximately 58% of the total number of shares outstanding and entitled to vote.

The proposed merger was announced on April 25, 2005 and is expected to close as soon as practicable, pending the satisfaction or waiver of all the closing conditions set forth in the merger agreement. Under the terms of the merger agreement, DoubleClick stockholders will receive $8.50 per share in cash, without interest, for each share of DoubleClick common stock.

About DoubleClick

DoubleClick is the leading provider of solutions for marketers, advertising agencies, and web publishers to plan, execute, and analyze their marketing programs. DoubleClick’s online advertising, email marketing and database marketing solutions help clients yield the highest return on their marketing dollar. In addition, the company’s marketing analytics solutions help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains 21 offices around the world.

About Hellman & Friedman LLC

Hellman & Friedman LLC is a San Francisco-based private equity investment firm with additional offices in New York and London. Since its founding in 1984, the Firm has raised and managed over $8 billion of committed capital and invested in approximately 50 companies. The Firm’s strategy is to invest in superior business franchises and to be a value-added partner to management in select industries, including media, software, information services, financial services, energy, and professional services. Hellman & Friedman is one of the few private equity firms with a focused effort in marketing services and software industries. Hellman & Friedman has invested in and helped build outstanding companies in these sectors, such as Blackbaud, Inc. (BLKB), Digitas, Inc. (DTAS), Mitchell International, Inc., Vertafore, Inc., and Young & Rubicam. For more information on Hellman & Friedman, visit www.hf.com.

About JMI Equity

JMI Equity, based in San Diego and Baltimore, is a private equity firm exclusively focused on investments in the software and business services industries. Founded in 1992, JMI manages approximately $400 million and has invested in 60 companies throughout North America. JMI invests in growing businesses. The Firm’s focus is on providing the first institutional capital to self-funded companies. JMI also invests in select recapitalization and management buyout financings. Representative investments include Unica Corporation, Eloqua Corporation, Blackbaud, Inc. (BLKB), Mitchell International, Mission Critical Software, NEON Systems, Inc. (NEON) and Transaction Systems Architects (TSAI). For more information on JMI Equity, visit www.jmiequity.com.

Forward Looking Statements

Statements in this release regarding DoubleClick’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the failure of the buyer to consummate the necessary debt financing arrangements set forth in a commitment letter received by Hellman & Friedman or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction, intense competition in DoubleClick’s industry, lack of growth or decline in online advertising or marketing, changes in government regulation, failure to manage the integration of acquired companies, failure to successfully manage DoubleClick’s international operations and other risks that are contained in documents and the other factors described in DoubleClick’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC. In addition, any forward-looking statements represent DoubleClick’s estimates only as of today and should not be relied upon as representing DoubleClick’s estimates as of any subsequent date. DoubleClick disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this release.

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